Exhibit 10.1

LOAN AGREEMENT

dated as of

July 15, 2005

between

DOLPHIN DIRECT EQUITY PARTNERS, LP,

as Lender, and

ACT TELECONFERENCING, INC.,

as Borrower

LOAN AGREEMENT dated as of July 15, 2005 between ACT Teleconferencing, Inc., a Colorado corporation (the “Borrower”) and Dolphin Direct Equity Partners, LP, a Delaware limited partnership (the “Lender”).

In consideration of the mutual covenants and agreements contained herein and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

Definitions

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” shall include, without limitation, “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel, (vii) arising out of the use of a credit or charge card or information contained on or used with that card, or (viii) for winnings in a lottery or other game of chance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Loan Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), in any form approved by the Lender.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

Except as otherwise provided herein, if any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) during any period of twelve months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election or appointment by such board of directors, or whose nomination for election by shareholders of the Borrower, as the case may be, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or (b) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of fifty percent (50%) or more of the total then outstanding voting power of the Voting Stock of the Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Borrower, any merger, consolidation, liquidation or dissolution of the Borrower, any direct or indirect transfers of securities or otherwise, or has the right or ability to Control the Borrower; or (c) the Borrower fails to own one hundred percent (100%) of the capital stock of the other Loan Parties. Notwithstanding the foregoing, no Change of Control shall occur as a result of the Specified Transactions.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning provided therefor in Section 8.12.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived in accordance with Section 8.02, and the Term Loan is made.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Consent” means actual consent given by the Lender or the passage of seven (7) Business Days from receipt of written notice by the Lender of a proposed course of action to be followed without the Lender’s giving written notice of the Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Eligible Assignee” means a bank, insurance company, company, financial institution or fund engaged in the business of making commercial loans having (together with its Affiliates) a combined capital and surplus in excess of $10,000,000, or any Affiliate of the Lender, or a Related Fund of any Lender, or any individual or any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of the Lender’s rights in and to a material portion of the Lender’s portfolio of asset based credit facilities. For the purposes of this Agreement, “Related Fund” shall mean, with respect to the Lender, any other such fund managed by the same investment advisor as the Lender or by an Affiliate of the Lender or such advisor.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived or cured as provided herein.

“Excluded Taxes” means, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower or the Lender is located.

“Existing Senior Indebtedness” means the indebtedness incurred by the Borrower and certain of its Subsidiaries under the Senior Credit Agreement.

“Facility Guarantors” means each of the Subsidiaries of the Borrower, now existing or hereafter created, other than Foreign Subsidiaries.

“Facility Guarantors Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Facility Guarantor to secure the Obligations.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the Chief Financial Officer of the Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday nearest to the last day of each March, June, September or December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday nearest to the last day of December of any calendar year.

“Foreign Subsidiary” means any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (b) that conducts the major portion of its business outside of the United States, and (c) all or substantially all of the property and assets of which are located outside of the United States.

“GAAP” means principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Borrower and its Subsidiaries adopting the same principles.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Hedging Agreements (provided that for purposes hereof the amount of Indebtedness in respect of any Hedging Agreement at any time shall equal the maximum aggregate net amount that a Borrower would be required to pay if such Hedging Agreement were terminated at that time), and (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in Section 8.03(b).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code (as in effect from time to time) or under any other bankruptcy or insolvency law, assignment for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement or other similar relief.

“Interest Payment Date” has the meaning provided therefor in Section 2.04(b).

“Interest Rate” has the meaning provided therefor in Section 2.04(a).

“Investment” means (a) any stock, evidence of Indebtedness or other security, including any option, warrant or other right to acquire any of the foregoing, of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, (c) any purchase of (i) stock or other securities of another Person, or (ii) any business or undertaking of any Person (whether by purchase of assets or securities in one transaction or a series of transactions), (d) any commitment or option to make any such purchase, or (e) any other investment, in all cases whether now existing or hereafter made.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which any Borrower is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Note(s), the Security Documents, the Facility Guarantors Collateral Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Lender hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Term Loan) of the Borrower in an aggregate principal amount exceeding $100,000. For purposes of determining the amount of Material Indebtedness at any time, the “principal amount” of the obligations in respect of any Hedging Agreement at such time shall be the maximum aggregate amount that the Borrower would be required to pay if such Hedging Agreement were terminated at that time.

“Maturity Date” means the earliest of (i) the Initial Closing Date, as defined in the Securities Purchase Agreement, (ii) six months after the Closing Date, as expressly defined in this Section 1.01, and (iii) the termination of the Securities Purchase Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Borrower, any Subsidiary or the ERISA Affiliate or (b) was so maintained and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” shall mean the promissory note of the Borrower substantially in the form of Exhibit A, payable to the order of the Lender, evidencing the Term Loan.

“Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Term Loan, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Loan Agreement and the other Loan Documents, and (iii) without limiting the generality of the foregoing, the break-up fee, if any, and Expenses as contemplated in Section 4(g)(ii) of the Securities Purchase Agreement; and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to this Loan Agreement and the other Loan Documents.

“Organizational Document” means, relative to any Loan Party, its partnership agreement, its certificate of incorporation, its by-laws and all shareholder or equity holder agreements, voting trusts and similar arrangements to which such Loan Party is a party or which is applicable to its capital stock, its partnership agreement and all other arrangements relating to the control or management of such entity.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that, except as provided in any one or more of clauses (a) through (f) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), and municipal securities with an “AA” long-term credit rating obtainable from S&P and/or from Moody’s, including pre-funded municipal bonds escrowed to maturity and guaranteed by the securities issued by the United States of America (or by any agency thereof);

(b) Investments in commercial paper (taxable and tax-exempt);

(c) Investments in (i) securities issued by a corporation (other than a Loan Party or an Affiliate of a Loan Party) and denominated in U.S. Dollars maturing within three (3) years from the date of acquisition thereof and having, at such date of acquisition, the long-term credit rating of “A/A” or the short-term credit rating of “A1/P1 SP1/MIG-1” or better obtainable from S&P and/or from Moody’s, (ii) securities issued by a banking institution with total assets in excess of $2,000,000,000 maturing within three (3) years from the date of acquisition thereof; and (iii) auction rate preferred stock or bonds having, at such date of acquisition, the long-term credit rating of “AA” with a reset and maturing within 180 days from the date of acquisition thereof;

(d) Investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar denominated and Yankee issues) maturing within three (3) years from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by a banking institution with total assets in excess of $2,000,000,000;

(e) fully collateralized repurchase agreements for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(f) short-term Tax exempt securities (including municipal notes, auction rate floaters and floating rate notes); and

(g) Shares of investment companies that are registered under the Investment Company Act of 1940, as amended, and invest solely in one or more of the types of securities described in clauses (a) through (f) above.

provided that, notwithstanding the foregoing, no such Investments shall be permitted unless such Investments are pledged to the Lender as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Lender.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof among the Loan Parties and the Lender for the benefit of the Secured Parties, as amended and in effect from time to time.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning set forth in Section 8.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Required Lenders” shall mean Lenders that hold at least 51% of the outstanding principal amount of the Term Loan.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of any Loan Party or any Subsidiary of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Loan Party or any such Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of any Loan Party or any such Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans and all proceeds of a dissolution or liquidation of such Person payable to the shareholders of such Person.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of June 30, 2005, among the Borrower, the Lender and the other “Buyers” (as defined therein) party thereto, as amended from time to time.

“Security Agreement” means the Security Agreement dated as of the date hereof among the Loan Parties and Lender for the benefit of the Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Facility Guarantors Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.12, 5.13, 5.14, or 5.15 to secure any of the Obligations.

“Senior Credit Agreement” means the Loan and Security Agreement dated November 12, 2004, among Silicon Valley Bank, the Borrower, and the Subsidiaries party thereto, as in effect on the date hereof.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Borrower, its Subsidiaries or the ERISA Affiliate or (b) was so maintained and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all Guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Transactions” shall mean the execution and delivery of the Securities Purchase Agreement, and the other agreements, documents, and instruments referred to therein, and the consummation of the transactions contemplated thereby, in each case on terms and conditions satisfactory to the Lender in its sole discretion.

“Subordinated Indebtedness” means Indebtedness that is expressly subordinated in right of payment, in form and on terms approved by the Lender in writing, to the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“SVB Subordination Agreement” means the Subordination Agreement dated the 15 day of July, 2005, among the Borrower, the Lender, and Silicon Valley Bank, as amended and in effect from time to time.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings and all related penalties, interest and additions to tax, imposed by any Governmental Authority.

“Term Loan” shall mean the term loan in the principal amount of $1,500,000 to be made by the Lender to the Borrower in accordance with the provisions of Section 2.01.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Term Loan is accelerated in accordance with Section 7.01, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.01(h) or 7.01(i) hereof.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date, provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.

ARTICLE II

Amount and Terms of Term Loan

2.01. Term Loan. The Lender agrees, upon the terms and subject to the conditions herein set forth, on the Closing Date to make a Term Loan to the Borrower in a single drawing in an aggregate principal amount of $1,500,000. Any portion of the Term Loan that is repaid may not be reborrowed.

2.02. Request for Borrowing. The Borrower hereby requests the Term Loan in the aggregate principal amount of $1,500,000 to be made on or about July 15, 2005. The Borrower hereby agrees to use the proceeds of the Term Loan as expressly permitted hereunder.

2.03. Notes; Repayment of Term Loan.

(a) The Term Loan shall be evidenced by this Agreement and the Note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit A, payable to the order of the Lender in the aggregate principal amount equal to the amount of the Term Loan advanced by the Lender plus the amount of interest capitalized thereon in accordance with the terms of this Agreement. The outstanding principal balance of all Obligations shall be payable on the Termination Date (subject to earlier repayment as provided below). The Term Loan (including, without limitation, any interest capitalized thereon and added to the outstanding principal balance of the Term Loan in accordance with the terms hereof) shall bear interest from the date hereof on the outstanding principal balance thereof as set forth in this Article II. The Lender is hereby authorized by the Borrower to endorse on a schedule attached to the Note delivered to the Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in the Lender’s internal records, an appropriate notation evidencing the date and amount of the Term Loan from the Lender, each payment and prepayment of principal of the Term Loan, each payment of interest on the Term Loan and the other information provided for on such schedule; provided, however, that the failure of the Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Term Loan made by the Lender in accordance with the terms of this Agreement and the applicable Note.

(b) Upon receipt of and indemnification reasonably satisfactory to the Borrower, and an affidavit of the Lender as to the loss, theft, destruction or mutilation of the Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of the Lender, in the same principal amount thereof and otherwise of like tenor.

2.04. Interest on Term Loan.

(a) Subject to Section 2.05, the Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the principal amount thereof from time to time outstanding, from the date of the making of such Term Loan until such principal amount is repaid in full, at a rate per annum equal to 15% (the “Interest Rate”), provided that such interest that has accrued during such period may be capitalized on such Interest Payment Date and added to the outstanding principal amount of the Term Loan. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized hereunder shall bear interest in accordance with this Section 2.04 as though such amounts constituted a Term Loan made by the Lender hereunder.

(b) Accrued interest on the Term Loan shall be payable monthly in arrears, on the first Business Day of each month (the “Interest Payment Date”), commencing on August 1, 2005, at maturity (whether by acceleration or otherwise), and after such maturity on demand.

(c) The Borrower shall repay the entire unpaid balance of the Term Loan (including, without limitation, all capitalized interest thereon) and all accrued and unpaid interest thereon on the Termination Date.

2.05. Default Interest. Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Lender, interest shall accrue on the outstanding Term Loan (after as well as before judgment, as and to the extent permitted by law) at a rate per annum equal to twenty-five percent (25%), and such interest shall be payable on demand.

2.06. Mandatory Prepayment. Upon the Termination Date, the credit facility provided hereunder shall be terminated in full and, the Borrower shall pay, in full and in cash, the outstanding Term Loan and all other outstanding Obligations.

2.07. Optional Prepayment of Term Loan. The Borrower may upon at least five (5) Business Days’ prior written notice to the Lender, prepay without penalty or premium, all or any portion of the principal balance of the Term Loan. Each prepayment made pursuant to this Section 2.07 shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.

2.08. Cash Receipts.

(a) The Borrower shall take all actions necessary to maintain, preserve and protect the rights and interests of the Lender with respect to all cash deposits of the Borrower and their Subsidiaries and all other proceeds of Collateral and shall not, without the Lender’s prior written consent, open or maintain any deposit or other bank account, or instruct their

Subsidiaries’ account debtors or credit card processors to make payment to any account other than a dominion account, lockbox account or other controlled account under the Lender’s control, provided that the Borrower may maintain bank accounts that in the aggregate have balances of $2,500 or less.

(b) The Borrower shall, and shall cause each of their Subsidiaries to, enter into control agreements, cash management agreements, lockbox agreements and other similar agreements in form and substance and reasonably satisfactory to the Lender and the Borrower.

2.09. Application of Payments.

(a) As long as no Event of Default has occurred and is continuing, and the Obligations have not been accelerated, subject to the provisions of Sections 2.06 and 2.07, all amounts received by the Lender from any source shall be applied to the Obligations as the Lender and the Borrower may agree. Subject to the provisions of Section 2.07, as long as the Obligations have not been accelerated (in which event the provisions of Section 6.02 of the Security Agreement shall apply), all amounts received by the Lender from any source, shall be applied to the Obligations in the following order: first, to pay interest due and payable on the Term Loan and to pay fees and expense reimbursements and indemnification then due and payable to the Lender, until paid in full; second, to repay all amounts outstanding under the Term Loan, until paid in full; third, to pay all other Obligations that are then outstanding and then due and payable.

(b) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(c) In the event of a direct conflict between the priority provisions of this Section 2.09 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.09 shall control and govern.

2.10. Payments; Sharing of Setoff.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or amounts payable under Section 2.11 or otherwise) prior to 12:00 noon, New York time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender’s offices at c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, NY 10003 (or such other office or offices of the Lender as may be designated in writing from time to time by the Lender to the Borrower). If any payment under any Loan Document shall be due on a day that is not a Business Day the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. dollars.

(b) All funds received by and available to the Lender to pay principal, interest and fees then due hereunder, shall be applied in accordance with the provisions of Section 2.09(a) hereof or Section 6.02 of the Security Agreement, as applicable, ratably among the parties entitled thereto.

(c) Notwithstanding anything to the contrary contained herein or elsewhere, the Lender in its sole discretion may pay or deem payment to have been made of any or all amount(s) due or payable to the Lender hereunder or under any other Loan Document by applying such amount(s) to any Purchase Price or other amount(s) payable by the Lender, any other Buyer or any of their respective permitted assignees under the Securities Purchase Agreement or any other equity investment and offsetting, on a dollar-for-dollar basis, such amount(s) payable by the Lender, any other Buyer or any of their respective assignees thereunder.

2.11. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Lender within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Upon the request of the Borrower, the Lender shall deliver to the Borrower two copies of United States Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto, properly completed and duly executed. If the Lender fails to deliver Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrower may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction.

(f) The Borrower shall not be required to indemnify the Lender or to pay any additional amounts to the Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the provisions of paragraph (e) above. Should the Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at the Lender’s expense, take such steps, as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) The Lender agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant to Section 2.11(a) or (c), such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

(h) If the Lender (or any partner of a Lender that is a pass-through entity for tax purposes) reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.11 exceeding the amount needed to make the Lender whole, the Lender shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

2.12. Security Interests in Collateral. To secure their Obligations under this Agreement and the other Loan Documents, the Loan Parties shall grant to the Lender, for its benefit and the ratable benefit of the other Secured Parties, a security interest in all of the Collateral pursuant to the Security Documents.

2.13. Mitigation Obligations; Replacement of Lenders.

(a) If the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.11, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(b) If the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.11, or if the Lender defaults in its obligation to fund the Term Loan hereunder, then the Borrower may, at its sole expense and effort, upon notice to the Lender by the Borrower, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations, provided that (i) the Borrower shall have received the prior written consent of the Lender, which consent shall not unreasonably be withheld, (ii) the Lender shall have received payment of an amount equal to the outstanding principal of its Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such payments. The Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lender that, except as otherwise disclosed in Schedule 3 to the Securities Purchase Agreement:

3.01. Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.02. Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate or partnership and other powers, as applicable, and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.03. Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Organizational Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

3.04. Financial Condition. The Borrower has heretofore furnished to the Lender the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Borrower and its Subsidiaries as of and for the Fiscal Year ending December 31, 2004, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since March 31, 2004, there have been no changes in the assets, liabilities, financial condition, or business of the Borrower and its Subsidiaries other than changes in the ordinary course of business, the effect of which has had a Material Adverse Effect.

3.05. Properties.

(a) Except as disclosed in Schedule 3.05(c)(i), each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c)(i) sets forth the address (including county) of all Leases of the Loan Parties, together with a list of the holders of any mortgage or other Lien on any Borrower’s interest in such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

(b) Except for the matters set forth on Schedule 3.06, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.06 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

3.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with all Applicable Law and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.08. Investment and Holding Company Status. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

3.09. Taxes. Except as set forth on Schedule 3.09 hereto, each Loan Party has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has been filed, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

3.11. Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of any of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.12. Subsidiaries.

(a) Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in each Subsidiary as of the Closing Date. There is no other capital stock or ownership interest of any class outstanding as of the Closing Date. The Loan Parties are not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities as of the Closing Date.

(b) The Borrower and its Subsidiaries have received the consideration for which the capital stock and other ownership interests was authorized to be issued and have otherwise complied with all legal requirements relating to the authorization and issuance of shares of stock and other ownership interests, and all such shares and ownership interests are validly issued, fully paid, and non-assessable.

3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries. Each of such policies is in full force and effect. All premiums in respect of such insurance that are due and payable have been paid.

3.14. Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

3.15. Security Documents. The Security Documents create, in favor of the Lender, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute the creation of a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law and the Existing Senior Indebtedness (to the extent provided in the SVB Subordination Agreement)).

3.16. Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

3.17. Solvency. The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

3.18 Incorporation by Reference of Representations and Warranties. Without limiting the generality of the foregoing in any respect, the representations and warranties of the Borrower contained in the Securities Purchase Agreement are true and correct in all material respects (other than representations and warranties that are already qualified by materiality which shall be true and correct in all respects) as of the date hereof as though now made (except for representations and warranties that speak as of a specific date) and the Borrower has performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents (as defined in the Securities Purchase Agreement) to have been performed, satisfied or complied with by the Borrower at or prior to the date hereof, except for any failure to perform, satisfy or comply with any covenants or agreements as would not reasonably be expected to have a material adverse effect on the transactions contemplated hereby or thereby.

ARTICLE IV

Conditions

4.01. Closing Date. The obligation of the Lender to make the Term Loan on the Closing Date, is subject to the following conditions precedent:

(a) The Lender (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents, together with copies of all schedules to such Loan Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Closing Date) of Faegre & Benson LLP, counsel for the Loan Parties, and covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Lender shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Lender shall have received such documents, resolutions and certificates as the Lender or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party (including, without limitation, a copy of the Organizational Documents of each Loan Party certified as of a recent date by the appropriate official of the state of organization of each Loan Party), the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Lender and their counsel.

(d) The Lender shall have received a certificate, reasonably satisfactory in form and substance to the Lender, (i) with respect to the Solvency of the Loan Parties as of the Closing Date, and (ii) certifying that, as of the Closing Date, the representations and warranties made by the Loan Parties in the Loan Documents and otherwise are true and complete and that no Default or Event of Default exists.

(e) All of the Loan Parties’ accounts payable and Taxes then due and owing shall be paid currently, other than those amounts subject to the good faith dispute of the Loan Parties.

(f) The corporate structure and organization of the Loan Parties shall be reasonably satisfactory to the Lender, and the Lender shall be reasonably satisfied that all Loan Parties are Solvent as of the Closing Date, and are left with capital sufficient to operate, and that all transactions and conditions required to consummate the closing and post closing will not be subject to a successful claim of fraudulent conveyance.

(g) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Lender.

(h) The Lender shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Borrower and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Borrower and its Subsidiaries since the date of the most recent financial information delivered to the Lender.

(i) The Lender shall have received and be reasonably satisfied with such information (financial or otherwise) reasonably requested by the Lender.

(j) There shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(k) There shall not have occurred any default of any material contract or agreement of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

(l) The Lender shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Lender.

(m) All fees, costs and expenses incurred by the Lender in connection with (i) the establishment of the loan contemplated hereby (including, without limitation, the fees and expenses of counsel to the Lender and the out of pocket costs and expenses of the Lender in connection with its due diligence and other efforts) and (ii) the transactions contemplated by the Securities Purchase Agreement shall have been paid in full, or arrangements satisfactory to the Lender in its sole discretion shall have been made to offset and reduce on a dollar-for-dollar basis the amount of cash payable in the Term Loan by the aggregate amount of all such fees, costs and expenses.

(n) The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law or (b) conflict with, or result in a default or event of default under, any material agreement of any Loan Party. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Loan Party.

(o) There shall have been delivered to the Lender such additional instruments and documents as the Lender or counsel to the Lender reasonably may require or request.

The Lender shall notify the Borrower of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make the Term Loan hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived by the Lender in writing) at or prior to 12:00 noon, New York time, on July 21, 2005 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the principal of and interest on the Term Loan shall have been paid in full, each Loan Party covenants and agrees with the Lender that:

5.01. Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a) within ninety (90) days after the end of each Fiscal Year of the Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each fiscal month of the Borrower, its Consolidated balance sheet and related statements of operations (and consolidated statements of operations breaking out operating divisions), stockholders’ equity and cash flows, as of the end of and for such fiscal month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures as set forth in the business plan delivered pursuant to Section 5.01(e) hereof, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b), or (c) above, a certificate of a Financial Officer of the Borrower in form satisfactory to the Lender (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) within thirty (30) days after the commencement of each Fiscal Year of the Borrower, a preliminary business plan, and within ninety (90) days after the commencement of each Fiscal Year of the Borrower, a final business plan, including a detailed Consolidated budget by month for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed in final form by any Loan Party with the Securities and Exchange Commission (including, without limitation, Forms 10K and 10Q but excluding any registration statement on Form S-8 or its equivalent), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) promptly upon receipt thereof, copies of all reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(h) the financial and collateral reports described on Schedule 5.01(h) hereto, at the times set forth in such Schedule;

(i) notice of any intended sale or other disposition of any material portion of the assets of any Loan Party permitted hereunder or incurrence of any material amount of Indebtedness permitted hereunder at least thirty (30) Business Days prior to the date of consummation of such sale or disposition or the incurrence of such Indebtedness;

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Lender may reasonably request; and

(k) within ten (10) Business Days prior thereto, notice of any anticipated change in any senior management of the Borrower;

provided, however, that the Lender hereby expressly acknowledges and agrees that information furnished by the Borrower pursuant to this Section 5.01 may constitute material, non-public information about the Borrower, and the Lender hereby consents to receiving such information. The Lender further agrees that, to the extent any such information constitutes “Disclosed Information” as defined in the Securities Purchase Agreement, the Borrower will only include such information in a current report on Form 8-K filed with the SEC to the extent disclosure of such information is specifically required by a reporting Item included in Form 8-K.

5.02. Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) any change in any Loan Party’s chief executive officer, chief financial officer or chairman;

(f) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g) any failure by any Loan Party to pay rent at any of such Loan Party’s locations, which failure continues for more than ten (10) days following the day on which such rent first came due if the result of such failure would be reasonably likely to result in a Material Adverse Effect;

(h) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; and

(i) the filing of any Lien for unpaid Taxes against any Loan Party.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto. The Lender hereby expressly acknowledges and agrees that information furnished by the Borrower pursuant to this Section 5.02 may constitute material, non-public information about the Borrower, and the Lender hereby consents to receiving such information. The Lender further agrees that, to the extent any such information constitutes “Disclosed Information” as defined in the Securities Purchase Agreement, the Borrower will only include such information in a current report on Form 8-K filed with the SEC to the extent disclosure of such information is specifically required by a reporting Item included in Form 8-K.

5.03. Information Regarding Collateral. The Borrower will furnish to the Lender at least ten (10) days’ prior written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure or jurisdiction of incorporation or formation, or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Borrower also agrees promptly to notify the Lender if any material portion of the Collateral is damaged or destroyed.

5.04. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to comply with its respective Organizational Documents, as applicable, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

5.05. Payment of Obligations. Each Loan Party will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except for delays in payment of ordinary course of business payables consistent with such Loan Party’s past practices and which could not reasonably be expected to result in a Material Adverse Effect, or where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto, and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.06. Maintenance of Properties. Each Loan Party will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception asset dispositions permitted hereunder.

5.07. Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Lender (or, to the extent consistent with prudent business practice, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Lender, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Lender, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender (or its designee), (ii) a provision to the effect that none of the Loan Parties, the Lender, or any other party shall be a coinsurer and (iii) such other provisions as the Lender may reasonably require from time to time to protect the interests of the Lender. Commercial general liability policies shall be endorsed to name the Lender as an additional insured. Business interruption policies shall name the Lender as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, which amounts shall be released to the Borrower provided that, no Event of Default has occurred and is then continuing, (ii) a provision to the effect that none of the Loan Parties, the Lender or any other party shall be a co-insurer and (iii) such other provisions as the Lender may reasonably require from time to time to protect the interests of the Lender. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Lender (giving the Lender the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Lender. The Borrower shall deliver to the Lender, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Lender, including an insurance binder) together with evidence reasonably satisfactory to the Lender of payment of the premium therefor.

5.08. Casualty and Condemnation. The Borrower will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral.

5.09. Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a) Each Loan Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that the Borrower shall be furnished the opportunity to participate in any such discussions.

(b) Each Loan Party will, and will cause each of the Subsidiaries to, from time to time upon the request of the Lender and after reasonable prior notice, permit any agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Lender to conduct appraisals, commercial finance examinations and other evaluations. Without limiting the foregoing, the Loan Parties acknowledge that the Lender may undertake up to four (4) commercial finance examinations each Fiscal Year after the Closing Date, at the Loan Parties’ expense. Notwithstanding the foregoing, the Lender may cause additional appraisals and commercial finance examinations to be undertaken as it in its reasonable discretion deem necessary or appropriate, or as may be required by Applicable Law, provided that the Loan Parties shall not be obligated to pay for any such additional appraisals and commercial finance examinations unless an Event of Default has occurred and is continuing.

(c) The Loan Parties shall, at all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to cooperate with, and be reasonably available to, Lender or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender, provided that the Borrower shall be furnished the opportunity to participate in any such discussions.

5.10. Compliance with Laws. Each Loan Party will, and will cause each of the Subsidiaries to, comply with all Applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.11. Use of Proceeds. The proceeds of the Term Loan will be used as follows: (a) first, to the extent not previously paid, all amounts referred to in Section 4.01(m), (b) next, to pay all other Expenses pursuant to Section 4(g)(ii) of the Securities Purchase Agreement as have been incurred or accrued to the Closing Date, and (c) the balance for general corporate purposes. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

5.12. Additional Subsidiaries. If any additional Subsidiary of any Loan Party is formed or acquired after the Closing Date, the Borrower will notify the Lender thereof and (a) if such Subsidiary is not a Foreign Subsidiary, the Borrower will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Lender shall reasonably request and (b) if any shares of capital stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged within ten (10) Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary shares of stock of such Subsidiary to be pledged may be limited to 65% of the outstanding shares of Voting Stock of such Subsidiary).

5.13. Further Assurances.

(a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Lender may reasonably request, or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), except for real property leaseholds to the extent that the consent of the landlord is required but is not obtained, the Borrower will notify the Lender, the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

5.14. Post-Closing Requirements. (a) Within 20 days following the Closing Date (or such longer period of time as the Lender may agree), the Lender shall have received results of UCC, tax and judgment lien searches and intellectual property searches, or other evidence reasonably satisfactory to the Lender indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances, Liens securing the Existing Senior Indebtedness and Liens related to the Indebtedness disclosed on Schedule 5.14 hereto.

(b) Upon receipt of any additional intellectual property search results which reflect intellectual property owned by any of the Loan Parties not subject to an existing Intellectual Property Security Agreement executed in favor of the Lender, the Loan Parties shall execute and deliver to the Lender such additional amendments and/or Intellectual Property Security Agreements as may be reasonably requested by the Lender.

(c) Within 8 days after the Closing Date, the Lender shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents, in form and substance reasonably satisfactory to the Lender.

(d) The Borrower shall pay promptly as incurred all fees, costs and expenses incurred by or on behalf of the Lender under this Agreement, any other Loan Document, the Securities Purchase Agreement and any other Transaction Document, including without limitation as contemplated by Section 4(g) (ii) of the Securities Purchase Agreement.

5.15. Amendment to Certificate. Notwithstanding anything to the contrary in the Securities Purchase Agreement, the Borrower and the Lender agree that the outstanding principal, interest and other amounts due or payable under this Agreement shall be included in the Total Liabilities for purposes of Section 2(b)(ii) of the Certificate, as defined in the Securities Purchase Agreement, and for all calculations related thereto. The provisions of this Section 5.15 shall be deemed to be an amendment to the Certificate, as defined in the Securities Purchase Agreement.

ARTICLE VI

Negative Covenants

Until the principal of and interest on the Term Loan shall have been paid in full, each Loan Party covenants and agrees with the Lender that:

6.01. Indebtedness and Other Obligations. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness; provided that after giving effect to the refinancing (i) the principal amount of the outstanding Indebtedness is not increased, (ii) neither the tenor nor the weighted average life to maturity is reduced, and (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being refinanced;

(c) Indebtedness of any Loan Party to any other Loan Party, all of which Indebtedness shall be reflected in the Loan Parties’ books and records in accordance with GAAP;

(d) Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life to maturity thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $250,000 at any time outstanding;

(e) other unsecured Indebtedness, in an aggregate principal amount not exceeding $100,000 at any time outstanding; and

(f) Subordinated Indebtedness, in amounts, and on terms and conditions reasonably satisfactory to the Lender.

6.02. Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only those obligations that it secures as of the Closing Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired by any Loan Party, provided that (i) such Liens secure Indebtedness permitted by Section 6.01(d), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties; and

(e) Liens to secure Indebtedness permitted by Section 6.01(e) provided that such Liens shall not extend to any property or assets of the Loan Parties other than the Real Estate so financed or which is the subject of a sale-leaseback transaction.

6.03. Fundamental Changes.

(a) The Loan Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Facility Guarantor may merge into any other Facility Guarantor, provided that in any such transaction involving the Borrower, the Borrower shall be the surviving entity, and (ii) any Facility Guarantor (other than the Borrower) may liquidate or dissolve voluntarily into the Borrower or into any other Facility Guarantor.

(b) The Loan Parties will not engage in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not make any Investment, except:

(a) Permitted Investments;

(b) investments existing on the Closing Date, and set forth on Schedule 6.04 ;

(c) loans or advances made by any Loan Party to any other Loan Party;

(d) guarantees constituting Indebtedness permitted by Section 6.01;

(e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business in an amount not to exceed $5,000 in the aggregate at any time outstanding; and

(g) other Investments not to exceed $100,000 in the aggregate at any time outstanding.

6.05. Asset Sales. The Loan Parties will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will the Loan Parties permit any of the Subsidiaries to issue any additional shares of its capital stock or other ownership interest in such Subsidiary, except:

(a) (i) sales of used or surplus equipment or (ii) Permitted Investments, in each case in the ordinary course of business; and

(b) sales, transfers and dispositions among the Loan Parties and their Subsidiaries, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other disposition permitted under clause (b)) shall be made at arm’s length and for fair value and solely for cash consideration.

6.06. Restricted Payments; Certain Payments of Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that any Loan Party may pay dividends to the Borrower. Except in connection with the Specified Transactions, none of the Loan Parties will, nor will they permit any Subsidiary to, issue any preferred stock (except for preferred stock that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (i) any shares of capital stock of any Loan Party or (ii) any option, warrant or other right to acquire any such shares of capital stock.

(b) The Loan Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) mandatory payments as and when due in respect of any Indebtedness permitted hereunder; and

(ii) refinancings of Indebtedness described in clause (i), above, to the extent permitted by Section 6.01.

6.07. Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

6.08. Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Loan Parties or any other Subsidiary or to guarantee Indebtedness of the Loan Parties or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document, or by any agreement or arrangement entered into in connection with the Specified Transactions, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this

Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

6.09. Amendment of Material Documents. The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (i) its Organizational Documents (except to effectuate any increase in shares of capital stock of the Borrower in order to satisfy the requirements under the Securities Purchase Agreement and in connection with the Specified Transactions and except as described in Proposal 2 in the Definitive Proxy Statement on Schedule 14A, filed by the Borrower with the U.S Securities and Exchange Commission on July 12, 2005), and (ii) any other instruments, documents or agreements, in each case to the extent that such amendment, modification or waiver would be materially adverse to the interests of the Lender.

6.10. Additional Subsidiaries. The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.13 are satisfied.

6.11. Fiscal Year. The Borrower and its Subsidiaries shall not change their Fiscal Year without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

6.12. Environmental Laws. The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

ARTICLE VII

Events of Default

7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Loan Parties shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) (i) the Loan Parties shall fail to pay any interest on the Term Loan payable under this Agreement, when and as the same shall become due and payable or (ii) the Loan Parties shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure continues for five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.08 or 5.07 (with respect to insurance covering the Collateral), 5.09, or 5.12, or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Article), and such failure shall continue unremedied for a period of 15 days after notice thereof from the Lender to the Borrower;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein), except to the extent payments on such Material Indebtedness are restricted under the terms of a subordination agreement between the Lender or any Affiliate of the Lender as a senior creditor, and the creditor, as a junior creditor, on such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of any grace or cure period set forth therein) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, except as a result of a Loan Party’s failure to make a payment on such Material Indebtedness under the terms of a subordination agreement described in subsection (f), above;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party shall become unable, admit in writing of its inability or fail generally to pay its debts as they become due, except for delays in payment of ordinary course of business payables consistent with such Loan Party’s past practices and which could not reasonably be expected to result in a Material Adverse Effect;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $50,000;

(m) (i) any challenge in writing by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(ii) any judicial proceeding by or on behalf of any other Person seeking to challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(iii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(n) the occurrence of any uninsured loss to any material portion of the Collateral;

(o) the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course;

(p) the determination by the Borrower, whether by vote of the Borrower’s board of directors or otherwise to: suspend the operation of any Borrower’s business in the ordinary course or liquidate all or a material portion of the Borrower’s assets; or

(q) the occurrence of any Change in Control;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Lender may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

7.02. Remedies on Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Term Loan shall have been accelerated pursuant hereto, the Lender may proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

7.03. Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral shall be applied in the manner set forth in Section 6.02 of the Security Agreement.

ARTICLE VIII

Miscellaneous

8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to it at ACT Teleconferencing, Inc., 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, Facsimile: (303) 235-4399, Attention: Edward J. Bernica, CFO, with a copy to Faegre & Benson LLP, 3200 Wells Fargo Center, 1700 Lincoln Street, Denver, Colorado 80203, Facsimile: (303) 607-3600, Attention: William J. Campbell;

(b) if to the Lender, to it at Dolphin Direct Equity Partners, LP, c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, NY 10003, Facsimile: (212) 202-3817, Attention: Carlos P. Salas, with a copy to Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, Facsimile: (212) 422-4726, Attention: Gary J. Simon.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

8.02. Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Parties that are parties thereto, in each case with the Consent of the Required Lenders, provided that no such agreement shall (i) reduce the principal amount of the Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the Consent of each Lender affected thereby, (ii) postpone the scheduled date of payment of the principal amount of the Term Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or the Maturity Date, without the Consent of each Lender affected thereby, (iii) change Sections 2.06, 2.08, or 2.09 or Section 6.02 of the Security Agreement, without the Consent of each Lender, (iv) change any of the provisions of this Section 8.02 or the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the Consent of each Lender, (v) release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the Consent of each Lender, (vi) except for sales described in Section 6.05 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the Consent of each Lender, or (viii) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be, without the prior Consent of each Lender.

(c) Notwithstanding anything to the contrary contained in this Section 8.02, in the event that the Borrower request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Consent of the Lenders pursuant to Section 8.02(b) and such amendment is approved by the Required Lenders, but not by the percentage of the Lenders set forth in Section 8.02(b), the Borrower and the Required Lenders shall be permitted to amend this Agreement without the Consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to providing for (x) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (y) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.

8.03. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Lender and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, outside consultants for the Lenders, appraisers, for commercial finance examinations and environmental site assessments, the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan.

(b) The Loan Parties shall, jointly and severally, indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) To the extent permitted by Applicable Law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, the Term Loan or the use of the proceeds thereof. The Loan Parties further agree that no Indemnitee shall have any liability to the Loan Parties, any Person asserting claims by or on behalf of any Loan Party or any other Person in connection with this Agreement or the other Loan Documents except (i) for breach of the Indemnitee’s obligations under this Agreement and the other Loan Documents, or (ii) the Indemnitee’s gross negligence, willful misconduct or bad faith.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

8.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it). The Borrower shall execute, if requested by the assignee Lender, Notes to reflect such Assignment and Acceptance. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Loan Parties and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Lender shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

8.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Term Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.11 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof.

8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be equally effective as delivery of a manually executed counterpart of this Agreement.

8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its respective Affiliates is hereby authorized with the consent of the required Lenders at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured and regardless of the adequacy of the Collateral. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in New York County, New York, as the Lender may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Loan Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Loan Parties agree that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in any New York or federal court sitting in New York County in New York, New York as the Lender may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE BORROWER OR THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE BORROWER AND/OR THE LENDER OR IN WHICH THE BORROWER OR THE LENDER, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE LENDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts that are treated as interest on the Term Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by the Lender holding the Term Loan in accordance with Applicable Law (the “Maximum Rate”), the rate of interest payable in respect of the Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Term Loan but were not payable as a result of the operation of this Section shall be cumulated until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

8.13. Additional Waivers.

(a) The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of the Lender or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Lender or any other Secured Party.

(b) To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Lender and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the

Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, any Loan Party may make payments to any other Loan Party on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, none of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Lender to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

8.14. Confidentiality. The Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to Affiliates, to another Lender or to such Lender’s holding or parent company) any information with respect to the Borrower or any other Loan Party which is furnished pursuant to this Agreement and which is designated by the Borrower to the Lender in writing as confidential; provided that the Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any portion of the Term Loan or any Note or any interest therein by such Lender; provided that such prospective transferee agrees to be bound by the provisions of this Section. The Loan Parties hereby agree that the failure of the Lender to comply with the provisions of this Section 8.14 shall not relieve the Loan Parties of any of its obligations to the Lender under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, all Persons may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local income tax treatment of the transaction, any fact relevant to understanding the U.S. federal, state and local tax treatment of the transaction, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment; provided, that no Person may disclose the name of or identifying information with respect to any party identified herein or any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed U.S. federal income tax treatment of the transaction and is not relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the transaction.

8.15. Publicity.

(a) The Borrower by executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other written public disclosure not otherwise required by law using the name of the Lender or their Affiliates or referring to this

Agreement or the other Loan Documents without at least one (1) Business Day’s prior notice to the Lender and without the prior written consent (which may include electronic mail communication) of the Lender unless (and only to the extent that) the Borrower or Affiliate is required to do so under law and then, in any event, the Borrower or Affiliate will consult with the Lender before issuing such press release or other public disclosure. The Borrower consents to the publication by the Lender of a tombstone or similar advertising material irrespective of how such advertising material shall be disseminated relating to the financing transactions contemplated by this Agreement. The Lender reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

(b) Notwithstanding anything herein to the contrary, to the extent that the Loan Parties are required (whether at the request of the Lender, or otherwise) to deliver or provide any agreement, document, instrument, notice or any information to the Lender that shall constitute material, nonpublic information, before seeking the Lender’s consent hereunder, the Loan Parties shall first confirm with the Lender that it desires to receive such information (without disclosing the nature of any information that may constitute material, nonpublic information) and if the Lender agrees to receive such information, then such information shall constitute Disclosed Information (as defined in the Securities Purchase Agreement) for all purposes hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

ACT TELECONFERENCING, INC.

By:
Name:
Title:

DOLPHIN DIRECT EQUITY PARTNERS, LP

By:	Dolphin Advisors, LLC
its managing general partner

By:	Dolphin Management Inc.
its managing member

By:
Name:	Peter E. Salas
Title:	President

EXHIBIT A

NOTE

SCHEDULE 3 TO LOAN AGREEMENT

Between Dolphin Direct Equity Partners, LP

and ACT Teleconferencing, Inc.

3.05(a)	Leasehold Interests — No exceptions.

3.05(c)	Location of Leased Property.

Address	County	Lienholders
ACT Teleconferencing, Inc. ACT Teleconferencing Services, Inc. 1526 Cole Blvd. Ste 250 Golden, CO 80401	Jefferson	None

ACT Videoconferencing 2 Tech Drive Andover, MA 01810		None

ACT Proximity 99 Swift Street, Suite 200 South Burlington, VT 05403	Chittenden	None

ACT Proximity (Sales Office) 208 Flynn Avenue Ste 3F Burlington, VT 05401	Chittenden	None

ACT Teleconferencing Limited Queens House, Kymberley Road Harrow, Middlesex HAI IUS United Kingdom		None

ACT Business Solutions 270 Bath Road Slough, Berkshire SL14DX United Kingdom		None

ACT Teleconferencing Canada Inc. 555 Legget Drive, Tower B, Ste 842 Kanata, Ontario K2K 2X3 Canada		None

ACT Canada (Sales Office) 300 The East Mall, Ste 100 Etobicoke, Ontario M9B 6B7		None

ACT Teleconferencing France SA Le Clemenceau II 215 Avenue Georges Clemenceau 92000 Nanterre France	None

ACT Teleconferencing GmbH Robert-Bosch-Str. 11b 63225 Langen Germany	None

ACT Teleconferencing BV Parallelweg 2B 6411 ND Heerlen The Netherlands	None

ACT Teleconferencing BV (Sales Office) Regus Amstel Business Park Joop Geesinkweg 999 1096 AZ Amsterdam The Netherlands	None

ACT Teleconferencing Pty Limited Level 4, Pitt Street Sydney, NSW 2000 Australia	None

ACT Teleconferencing Pty Limited Level 2, 41 Currie Street Adelaide, South Australia 5000 Australia	None

ACT Teleconferencing Singapore Pte Ltd 61 Stamford Road #04-11 Stamford Court Singapore 178892	None

ACT Teleconferencing Hong Kong Ltd 18/F Chinachem Century Tower 178 Gloucester Rd Wanchai, Hong Kong	None

3.06(b) Environmental – No exceptions.

3.06(c) Material Changes – No exceptions.

3.09	Taxes. Sales tax returns and associated tax payments of approximately $50,000 in Texas are delinquent for the period from 1998 through 2002; the Company is in the process of resolving this issue.

VAT tax returns and associated tax payments of approximately $70,000 in Belgium are delinquent for the period from 2001 through 2005; the Company is in the process of resolving this issue.

3.12	Subsidiaries – Ownership by ACT Teleconferencing, Inc.

Name	Location	Place of Incorporation	Percentage Ownership
ACT Teleconferencing Services, Inc.	Colorado	Minnesota	100%
ACT Teleconferencing Canada Inc.	Ottawa	Canada	100%
ACT Teleconferencing Limited	London	England	100%
ACT Research, Inc.	Colorado	Colorado	100%
ACT Videoconferencing, Inc.	Massachusetts	Minnesota	100%
ACT Business Solutions Limited	London	England	97%
ACT Teleconferencing of Bermuda Ltd	Bermuda	Bermuda	100%
ACT Teleconferencing France SA	France	France	100%
ACT Teleconferencing BV	Netherlands	Netherlands	100%
ACT Teleconferencing Belgium	Belgium	Belgium	100%
ACT Teleconferencing GmbH	Germany	Germany	100%
ACT Teleconferencing Pty Ltd	Australia	Australia	100%
ACT Teleconferencing Singapore Pte Ltd	Singapore	Singapore	100%
ACT Teleconferencing Hong Kong Ltd	Hong Kong	Hong Kong	100%

3.13	Insurance.

(a)	Summary of June 22, 2005 from Marsh & McLennan - attached

(b)	Director and Officers liability – Carolina Casualty - attached

3.15	Principal Secured Creditors.

	As of 3/31/05	Maximum LOC	Documentation
Silicon Valley Bank	$1,893,461	$3,500,000	Note dated 11/12/04
NewWest Mezzanine Fund, LP	1,914,245		Note dated 05/12/03
Convergent Capital Partners I, L.P.	1,914,245		Note dated 05/12/03
KCEP Ventures II, L.P.	3,240,443		Note dated 05/12/03
James F. Seifert Management Trust	1,178,568		Note dated 05/12/03
David Holden & Family	2,963,266		Purchase Agreement & Note dated 01/17/04
Robert Kaphan	262,776		Note dated 01/02/04
Richard Parlato	262,776		Note dated 01/02/04
Equitas L.P.	165,523		Loan Agreement dated 03/31/98
Compunetix	590,244		Finance Agreement dated 01/27/98 & Loan dated 03/08/04
Key Bank	14,659		Loan dated 11/30/00
Bank of Montreal	65,131	400,000	Loan dated 03/01/03
Hong Kong Shanghai Bank	393,810	950,000	Loan dated 08/25/98
NatWest Bank	-0-	190,000	*
ABN/Amro	-0-	59,400	Loan dated 04/25/01
CCF (HSBC)	-0-	66,000	*
Commerzbank	65,000	87,120	*

TOTAL:	$14,924,147	$5,252,520

*	To Be Supplied

SCHEDULE 6 TO LOAN AGREEMENT OF JULY 15, 2005

6.01(b)	Borrower incorporates by reference the disclosures in Section 3(s) of Schedule 3 to the Securities Purchase Agreement dated June 30, 2005, between Borrower and Lender.

6.02(c)	Each of the creditors identified in Section 6.01(b) above holds a lien on equipment, furniture, and fixtures; accounts receivable; and intangibles. In addition, NewWest Mezzanine Fund, Convergent Capital Partners, KCEP Ventures II, and The Seifert Trust hold pledges of Borrower’s subsidiary shares. David Holden has a mortgage under English law against the 40% of outstanding shares of ACT Teleconferencing Limited he sold to Borrower in January 2001. Other liens are the same as identified in the Silicon Valley Bank loan transaction dated November 12, 2004 (lien searches attached) and there have been no material changes since that date, except as noted. Those liens are:

	FNF Capital, Inc.	Lien is for equipment leased and located in Golden, Colorado.

	VectraBank	Replaced by Silicon Valley Bank loan.

	CIT Communications Finance Corp (CIT Group/Equipment Financing)	Liens are against conferencing bridges purchased or leased from Compunetix and located in Golden, Colorado or Mesa, Arizona.

	Hewlett-Packard Financial Services	Lien is for bridge and computer equipment located in Golden, Colorado.

	North Star Leasing Co.	Liens are for equipment at ACT Proximity in Vermont; paid off in April 2005.

	Wells Fargo Business Credit	Lien terminated.

	Key Bank	Liens are against equipment, furniture, and fixtures at ACT Proximity in Vermont.

6.04(b)	Investments, Loans, Etc.

Pre-existing loan of $466,757 to Gerald D. VanEeckhout, founder and former chairman and CEO of Borrower. See Item 13 of Form 10-K/A for December 31, 2004.

Intracompany transfers among parent and subsidiaries in the normal course of business.